News Release

PS Business Parks, Inc.
701 Western Avenue
P.O.Box 25050
Glendale, CA 91221-5050
www.psbusinessparks.com

For Release:           Immediately
Date:                       April 11, 2003
Contact:                 Mr. Jack Corrigan
                                (818) 244-8080, Ext. 663

Glendale, California – PS Business Parks, Inc. (AMEX: PSB) announced today that it will release its first quarter, 2003 earnings on Tuesday, May 6, 2003. In addition, it announced that it will no longer exclude the straight-line rent adjustment from its calculation of funds from operations.

A conference call is scheduled for Wednesday, May 7, 2003 at 10:00 A.M. (PDT) to discuss the first quarter results. The toll free number is 1-800-399-4409; the conference ID is 9729905. A replay of the conference call will be available through May 14, 2003 at 1-800-642-1687.

The Company has announced that it will report funds from operations in conformity with the definition provided by the National Association of Real Estate Investment Trusts and, therefore, will no longer exclude the effects of straight-lining rents from its calculation of funds from operations. The Company made this decision after review of Regulation G, governing public disclosures of non-GAAP financial measures which was recently adopted by the Securities and Exchange Commission. The impact on 2002 and 2001 would be to increase funds from operations by $0.08 and $0.06 per share, respectively, to $3.63 in 2002 and $3.21 in 2001. The Company will continue to disclose the straight-line rent adjustment and exclude it from funds available for distribution. Below is a revised reconciliation of GAAP net income allocable to common shareholders to funds from operations for 2002 and 2001.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of March 31, 2003, PSB wholly-owned approximately 14.5 million net rentable square feet of commercial space with approximately 3,300 customers located in eight states, concentrated primarily in California (4,673,000 sq. ft.), Texas (2,895,000 sq. ft.), Oregon (1,973,000 sq. ft.), Virginia (2,621,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's web site is www.psbusinessparks.com.

                                                        PS BUSINESS PARKS, INC.
                                             Computation of Funds from Operations ("FFO")

                                                                               Year Ended
                                                                              December 31,
                                                                          2002             2001
                                                                        ----------       ----------

       Net income allocable to common shareholders............       $  42,018,000    $  41,016,000
           Less:  (Gain)/loss on investment in marketable                  (41,000)          (8,000)
             securities.......................................
           Less:  Gain on disposition of real estate..........          (8,123,000)               -
           Less:  Equity income from sale of joint venture                (861,000)               -
             properties.......................................
           Add:  Depreciation and amortization................          58,144,000       41,067,000
           Add:  Depreciation from unconsolidated joint venture             63,000           15,000
           Add:  Minority interest in income - common units...          14,243,000       13,382,000
                                                                        ----------       ----------
       Consolidated FFO allocable to common shareholders......       $ 105,443,000    $  95,472,000
                                                                     =============    =============

       Computation of Diluted FFO per Common Share (1):

       Consolidated FFO allocable to common shareholders......       $ 105,443,000    $  95,472,000
                                                                     =============    =============

            Weighted average common shares outstanding........          21,552,000       22,350,000
            Weighted average common OP units outstanding......           7,305,000        7,306,000
            Dilutive effect of stock options..................             191,000           85,000
                                                                           -------           ------
       Weighted  average common shares and OP units for purposes of
         computing fully-diluted FFO per common share.........          29,048,000       29,741,000
                                                                        ==========       ==========

       Fully diluted FFO per common share ....................       $        3.63    $        3.21
                                                                     =============    =============
(1)	Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) by which real estate investment trusts (“REITs”) may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT’s requirement to make either capital expenditures or principal payments on debt. The Company excludes gains/losses on disposition of real estate and gains/losses on sale of marketable securities to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.